Exhibit 21

STEM, INC.
SUBSIDIARIES OF REGISTRANT
(as of December 31, 2024)

Subsidiary Name	Country or state of incorporation
AlsoEnergy Holdings, Inc.	Delaware
Stem US Holdings Inc.	Delaware
Stem US Operations Inc.	Delaware